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     The Schedule 14A filed by the Company on July 16, 2008 is amended in its entirety to read as follows:
On July 15, 2008, August A. Busch IV, President and Chief Executive Officer of Anheuser-Busch Companies, Inc., Dave Peacock, Vice President-Marketing of Anheuser-Busch, Incorporated (“ABI”), Evan Athanas, Vice President-Sales and Wholesale Operations Division of ABI, and Carlos Brito, Chief Executive Officer of InBev S.A., held a teleconference with wholesalers of ABI. A transcript of the teleconference is set forth below.
IMPORTANT INFORMATION
Anheuser-Busch Companies, Inc. (“Anheuser-Busch”) has filed with the Securities and Exchange Commission (the “SEC”) a Current Report on Form 8-K, which includes the merger agreement and related documents. The proxy statement that Anheuser-Busch plans to file with the SEC and mail to stockholders will contain information about Anheuser-Busch, the proposed merger and related matters. STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY WHEN IT IS AVAILABLE, AS IT WILL CONTAIN IMPORTANT INFORMATION THAT STOCKHOLDERS SHOULD CONSIDER BEFORE MAKING A DECISION ABOUT THE MERGER. In addition to receiving the proxy statement from Anheuser-Busch by mail, stockholders will be able to obtain the proxy statement, as well as other filings containing information about Anheuser-Busch, without charge, from the SEC’s website (http://www.sec.gov) or, without charge, from Anheuser-Busch at www.anheuser-busch.com or by contacting Morrow & Co., LLC at 800-662-5200,
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Anheuser-Busch and its directors and executive officers and certain other members of management may be deemed to be participants in the solicitation of proxies in connection with the merger. Information concerning Anheuser-Busch’s directors and executive officers and their respective interests in Anheuser-Busch by security holdings or otherwise is set forth in the proxy statement for Anheuser-Busch’s 2008 annual meeting of stockholders, which was filed with the SEC on Schedule 14A on March 10, 2008. Additional information regarding the interests of participants of Anheuser-Busch in the solicitation of proxies in connection with the merger will be included in the proxy statement to be filed with the SEC. Anheuser-Busch’s press releases and other information relating to Anheuser-Busch are available at Anheuser-Busch’s website located at www.anheuser-busch.com
Presentation
Operator
Good afternoon ladies and gentlemen. We are ready to begin Anheuser-Busch Company’s teleconference. Mr. Busch may begin.
August Busch IV, President/CEO — Anheuser-Busch
Hi. Good morning or good afternoon where ever you are. It’s great to be with you. I’m here with Carlos Brito, who goes by Brito, and Dave Peacock, Evan Athanas. We will talk about anything you want to talk about this morning or this afternoon wherever it is where ever you are.
I have to read a disclaimer here, but bear with me. Until the completion of the transaction closing, Anheuser-Busch and InBev continue to be separate, independent companies. We can’t make decisions or participate in making decisions that affect the other’s current business policies or operations except as related to the existing import agreement until the proposed A-B/InBev deal closes. That is the antitrust disclaimer.
Who is first in line for a question of us and then we will say a few things. Diego.
Operator
Thank you, sir. The floor is now open for questions. [Operator Instructions] Our first question comes from Phil Jamieson (ph) with Anheuser-Busch. Please state your question.

Phil Jamieson (ph) with Anheuser-Busch
Yes Mr. Brito, we presently work at the wholesale operations division and understand that in other countries you own company-owned wholesalers and wanted to know your position going forward on acquiring more company-owned wholesalers.
Carlos Brito, CEO — InBev
Thank you, Phil for your question. In the countries where we have a hybrid system where we use wholesalers to go to market and also direct operations, we do it for very specific reasons. For example, in Brazil we had to do it as well in Argentina because of tax reasons. Let me explain that. In those countries the tax enforcement is not as good as you have in countries like the U.S. or Western Europe. Therefore, we compete with people from other companies that are private, local companies that have let’s say call it tax flexibility. In order to do that we’ve had to really enter the business in a direct fashion and consolidate because a lot of entrepreneurs they don’t want to represent us in the big cities because the big cities that is where most of the tax evaders have their business because they don’t have enough (inaudible) to go to the exterior, to the rural areas so they stay in big cities. In the big cities, you need lots of scale and lots of investment to be able to have an efficient operation to fight against people that play the game according to a different book. We of course being a public company, we have to play the game by the rules. That is the reason. Having said that, what we saw is that the same way Anheuser-Busch has in the Midwest are the branches. The branches gives us an opportunity to create people within our companies that understand better what wholesalers go about in terms of their business every day. That, if used in a smart fashion enables us to have a much better dialogue with wholesalers because instead of just preaching to wholesalers what they should do, when we have branches, we also feel the problems and the issues and the opportunities that are within the marketplace, what competition is doing, what customers are requiring. When you talk to wholesalers, we have a much more firsthand opinion to share with them and to exchange best practices. In terms of the future, it is too early to say. I know A-B has some branches, but it is too early to speculate. But one thing I should say is that we expect respect the three-tier system not only because it is the law, but because of very pragmatic reasons. I have been saying that since the beginning. There is a high correlation we have seen in countries where beer is more regulated in terms of profitability. If you go to Canada for example, where we have big business, in the U.S. where we see the numbers from A-B, in Korea where we have also a good-sized business. Those countries are heavy regulated and have a three-tier system in place like Korea. Those countries, coincidence or not, profitability is much higher. We like the system, we like wholesalers because you talk to the owners and we believe in ownership and then with wholesalers you have people that are interested in the long-term, and the short-term as well as the long-term. Being a brand building company it is great to have business partners that understand that you have to do both, short-term and long-term. So thank you very much.
Operator
Our next question comes from Robin O’Brien (ph) with Triat (ph) Distributing Company Inc. Please proceed with your question.
Robin O’Brien (ph) with Triat (ph) Distributing Company Inc.
Actually, this is Trent Gavase (ph) Senior Vice President of Sales and Marketing. Maybe this is a statement and at this place in the transaction you may not able to answer, if you can it would be a question but being the vice president of sales and marketing it is very imperative, my concern is we’re in a major market of Buffalo and we have major sports teams and major sponsorships, we currently have Labatt’s and InBev in house along with Anheuser-Busch and currently each does their own marketing separately. It is a big concern on our part so we don’t have a disruption in the way we go to market that we know what the marketing stance will be as far as professional teams and marketing media et cetera in the marketplace. Is that something you can answer right now? Is there a sense of urgency on your part to establish a plan?

August Busch IV, President/CEO — Anheuser-Busch
Thank you for your question, but I think that falls into the antitrust category and antitrust approval and expedited antitrust approval so we can close this transaction as quickly as possible is important. I also want to also reinforce what Brito just said as far as our commitment to the three-tier system. We have an unwavering commitment to the three-tier system. We have a limited number of branches in the system as you know and Brito stated that is our window into the marketplace and also a talent pool of people who understand what it takes to go to the street and get their sleeves rolled up and get out into the marketplace. I wanted to reinforce that and I will be joining the motherboard of the InBev Company and keep an eye on things from there and will be working with you all over the years ahead closely. We are looking forward to a great future and building our brands together. We are now one of the top five consumer products companies in the world. I think that brings economic strength and certainty to our future together. So we have to look at this as an opportunity for both of our businesses. And in the U.S. obviously the largest profit pool in the world and with your cooperation and your partnership it has always been unwavering, we will continue to have the dialogue we have always had, and we will continue to have our wholesale panel discussions and we will be right with you all all the way. Thank you.
Operator
Our next question comes from Chris Klements (ph) with Golden Eagle Distribution Company. Please proceed with your question.
Chris Klements (ph) with Golden Eagle Distribution Company
Good morning. First of all I want to think August and his team for your friendship throughout the years. It is very much appreciated to my family and I’m sure to families across America. My question has to do with our equity agreement and how you see this transaction affecting our agreement in the short-term and also the role of the wholesaler panel.
August Busch IV, President/CEO — Anheuser-Busch
Chris let me start by saying business as usual, but we have a lot of work to do this year to have a successful year until we close the transaction. And post-closing you have Brito’s commitment to the three-tier system and he said that from day one since we began our partnership with the InBev brand. I think he stated a moment ago how important this partnership is to the U.S. marketplace. The U.S. marketplace is unique state-by-state and law by law as you all know. I say it that way. Change is not something that I can say never. But I think as the new partners with our people in place and our very best people of the combined company will make sure that we maintain the three-tier system that has brought us to where we are and hopefully takes us to $70 or $80 per share in the years ahead.
Carlos Brito, CEO — InBev
If I can add I think as important as talking about things to change it is important to recognize things that you should not change. I think the whole way or the way that the wholesalers’ relationship and organization structure it is one that is working well. It is bearing fruits and I agree that you cannot predict the future, but with what we know today it does not make any sense to change any of this stuff that is working well.
August Busch IV, President/CEO — Anheuser-Busch
Thank you Chris.
Operator
Our next question is coming from John Litcomb (ph) of Silver Eagle. Please proceed with your question.
John Litcomb (ph) of Silver Eagle
Thank you. We are located in North Carolina and we are currently trending — our sales are trending about a 1.3% increase. With the additional fuel costs and the cost of doing business, I would like to know from Carlos what are the plans in the brand-building arena to accelerate sales and to ensure wholesaler profitability. Thank you.
Carlos Brito, CEO — InBev
I can only say given the disclaimer here I can only talk hypothetically. What I would say is that margin pull between ourselves and wholesalers is something that is set. It is the way it is. When there is a change in prices or fuel surcharges, there is some negotiation. In terms of the margin pool I always say — first let me say this, we deal with wholesalers in all countries where we operate so we have a great deal of respect for the wholesaler and the wholesaler panels. We have that also in countries where we operate, the business partner, it has to be a margin that is interesting enough to attractive entrepreneurs and to keep them focused on the business. I always say it is best to go get that extra buck in the marketplace then trying to get that from one another. I think it is better to get that in the marketplace. Get our niche to approve the marketplace, sell higher, at higher prices, higher value-added products so we can cope with changes in fuel and energy. I am aware of those changes. I don’t know exactly all the details of how A-B is dealing with that. At this point, they cannot disclose that to me. They can only talk in general terms.
David Peacock, VP of Marketing — Anheuser-Busch
This is Dave Peacock. We talked about this in D.C. at the (inaudible) and a few other times and I know Evan sent notes out about it. We work closely with the panel to assess future and current profitability to the system. First and foremost, we want to gain share and drive sales. That is how we all win. Pricing we talked about and have been open about it in our teleconferences that we see real opportunity for pricing and this is Anheuser-Busch talking and what we have already disclosed, so I don’t think we are crossing any legal lines here. We talked about a very good fourth quarter price increase. We look at beer pricing still right now below food and beverage CPI. We know there is room there. We understand the consumer is getting pressure, especially the blue-collar consumer, but it is our belief that the pricing will hold, will be accepted, and the initial discussions with retailers indicate the same. And we think that the yield from price increases will be enough to offset some of the fuel increases — more than enough when you look at fuel being about 7% on average of wholesalers cost centers. I don’t think in the short-term that will change. Obviously as we transition and form the new company, we will be working collectively to figure out what the right plan is for the market and continue to invest behind the brand.
Operator
Our next question is coming from Bernard Schroeder (ph) with Lake Beverage Corporation. Please proceed with your question.
Bernard Schroeder (ph) with Lake Beverage Corporation
Good afternoon. I am the owner of Lake Beverage Corporation in Rochester New York. I have a question for Carlos in terms of what his commitment might be to the Anheuser-Busch wholesaler network in terms of consolidating brands that may be in non A-B wholesalerships now in particular Western Europe where Labatt’s brand may be in totally stand alone houses. We are currently an
A-B/InBev distributor with the Euro brands but don’t currently have Labatt’s brands.
Carlos Brito, CEO — InBev
All I can say again given the constraints here is that what I have seen since we signed our import agreement with A-B two years ago, I seen that A-B has a lot of knowledge in how to move brands where it is possible. I know it is a state-by-state case. But I don’t know if August can help you there —
August Busch IV, President/CEO — Anheuser-Busch
We will proceed down a fairly aggressive path to transition when the time is right. Every situation is different by state law and what wholesalers may have in their portfolio, which they can trade. In some cases, they don’t have anything which they can trade. I think one thing that this transaction will do is it does provide certainty in the marketplace because if you look at what has gone on, I think — I hope all the consolidation, now Miller and Coors are together, Heineken and (inaudible) are together, Anheuser-Busch and InBev are together. It is clear. People understand it. There should not be a lot more activity at the big brewer and the importer level until things settle and I think that now that people know who is lined up with who you might see some more willing transactions. We have even seen that recently in certain markets as even these rumors where going out that some of the InBev European Import Wholesalers were saying look, we see what’s going to come, we are willing to sell. So some of the uncertainty that used to be out there about global brewery combinations should be settled now. That should create some opportunity where people can look at their situation and say do I want fight for my supplier or do I want to line up the right portfolio and compete in the market where it is most important.
Operator
Our next question is coming from Lee Stadler with Tepin (ph) Distributing. Please proceed with your question.
Lee Stadler with Tepin (ph) Distributing
August and Carlos and Dave, this is John Zapudo (ph), Tom Peppin (ph), and most of your wholesalers from the West Coast, your Central distributors, and a few from the east coast. We are having a meeting strategizing on how to get the rest of the InBev brands into our house as a matter of fact today, so your call is timely here. We have a couple of questions. The first one is we are hearing a huge amount of backlash in the market from consumers about let me know when I should stop drinking Anheuser-Busch because it will not be an American brand anymore. That could have some serious repercussions with some of our loyalist drinkers and we’re very, very worried about that. Second question we have is, are those two seats that Anheuser-Busch will have on the InBev board, will those seats be permanent?
August Busch IV, President/CEO — Anheuser-Busch
Let me start John and Florida team thank you for your question. Obviously, board seats are never permanent. They are elected after appointed for a three-year term on the InBev board and on our board, directors are elected for a one-year term. As far as the American backlash, that is something we have to be very, very mindful of. And we have to — Evan is here and Dave is here as well. Any and all ideas we can do to calm that situation over time, we are open to. Dave has the marketing, if you will, engine in his hand and will make sure that we have the right types of messages out there. Whatever you all need as our customers across the system and I’m sure it is different by state on different levels, but we should not underestimate it. We should address it. And we should address it sooner rather than later. Remember that we are now in a global market place. We have Miller and Coors and Molson. We have SAB out there. There are very few, if you will, local just American options. We are still an American company. We will be brewed in America. We will make sure that the consumer knows about that, John and Tom and team. If you all have any ideas that you want to do in your local marketplaces please get those to Evan, Dave or myself and we will execute immediately.
Carlos Brito, CEO — InBev
If I could add to that August. Two things, John and Tom. First, since this whole thing started to get public with the ad panels or consumer polls taken every week, in St. Louis for sure because a different dynamic than the rest of the U.S., what we saw is that there was a higher awareness especially St. Louis of the discussions going on. What we saw in St. Louis there was — there were a lot of consumers saying they could change their purchasing habits depending on the outcome. In the rest of the U.S., what we saw was that people tend to be more pragmatic. They want to know what they are buying, the beer will change. If that will not change, that research shows us that they will not change their buying behavior because of a change in ownership. What they told us also is that in a way, some of them, at least for the majority in the rest of the U.S., they said we are not too worried about it. We are worried about gas prices of $4 a gallon, worried about my job, worried about food inflation. I’m worried about other things. Of course, it would be nice if you ask them if you like an American company to change ownership they would say no for sure. But then if you go on and ask are you willing to change your purchasing habits, they are pragmatic. In St. Louis again a different reaction. But in the rest of the country, they are pragmatic if it does not change what I’m used to what I’m used to. If that doesn’t change, what matters, I am not willing to change anything because I have other things to worry about. I think it’s important, as August said, to keep an eye open. I also think I have an example for you John and Tom as much as it’s not in the U.S., it’s beer, when we acquired a company in Argentina it was much different because it was not a friendly combination. It was much different. We acquired a company that had a 70 market share in Argentina and the name brand (inaudible) had a 50% marketshare, one brand. And it was everything about the national Argentine values, even the colors of the brand was the colors of their national flag, they posted everything that had to do with the pride of the country. Our competitors, for many months, that was in 2002, would put ads on TV, prime-time, showing the Argentinean flag, the bottle and then that flag fading and the Brazilian flag coming on top of it and saying that this company is not an Argentine company anymore. And I don’t know if you know that but Brazilians and Argentines really don’t get along well at all. It is problematic from soccer to many other aspects. We thought that could generate something. Today six years later it is growing, it is the market leader of the country; it continues to sponsor the same things so in a way consumers realize that what matters didn’t change. People managing the company there are 99% of the people that used to manage the company, all local people, and that in the end was forgotten. So consumers had other things in mind. I think it is one thing to watch out. We have these panels going on. For sure St. Louis from what the panel told us was a bit different than the rest of the country.
August Busch IV, President/CEO — Anheuser-Busch
We also need to know from you all our customers and you are the local market experts to your field representatives or through any communication channel you want, back to Evan who is sitting here if we have local issues starting to bubble up that will create long-term problems for us we need to address them immediately. Next question Diego.
Operator
Thank you. Our next question is coming from Neil Kastev (ph) with Kastev (ph) Brothers Inc. Please proceed with your question.
Neil Kastev (ph) with Kastev (ph) Brothers Inc
Hi. This is Neil and Clyde Kelly from Maryland. Guys what do you see as the changes to our current field sales team, which we know, is the best in the industry? Would we be admitting additional personnel and resources? Do you think we further specialize as we go in our first market? Where do see us going in the near and far future?
August Busch IV, President/CEO — Anheuser-Busch
Neil let me speak near and near I mean for a couple of years here. We just put in place, the A team as far as the field and the other resources we would did put in place. We have confusion in the marketplace and definite uncertainty as far as the Miller/Coors integration. I’ve said many times we need to capitalize on that. We went through the reorganization of our field and you all are well aware of the people we just put in place. Hopefully you are pleased with that reorganization. They are up and running and business as usual. We also need to keep in mind guys that we cannot let this transition and once it occurs, starting and closing, we will obviously have teams working together at different points, legal contact as we get towards closed. We can’t let this distract us from what we need to do to execute in your individual markets and for Anheuser-Busch as a whole.
Evan Athanas, VP Sales/Wholesale Operations — Anheuser-Busch
Neil, I’ll just add, as you’re well aware, we just completed the reorg, there might be some additional slight modifications as we move forward, but in general, everything will be as it has been for the last eight months to one year with the key positions across the board.
Operator
Our next question is coming from Ed Crawley (ph) with Bichello (ph) Distributors Incorporated. Please proceed with your question.

Ed Crawley (ph) with Bichello (ph) Distributors Incorporated
Good afternoon August, Dave, Evan and Brito. First of all August, we would like to thank you and senior management and the entire A-B board for their dedication and professionalism during the last six weeks during this process. I would like to just get that out in front to you August. Second, Brito welcome to the A-B network. The commitment that the wholesalers have had with Anheuser-Busch senior management has always set us apart from our Miller Coors counterparts and competitors in the marketplace. Speaking from a wholesaler in the small state of Connecticut, we hope that you continue this long-standing history and tradition of working with the panel because everyone wants to do the right thing and we have always been working great with August and his entire senior management team. I would like to get your opinion again on the support of the panel and then second and last would be one of the callers talked about transitioning of other brands. I would like to get your opinion for the last two years regarding nonequity wholesalers and their involvement in the whole Anheuser-Busch meetings and conventions and download meetings and whether or not they will be invited because a lot of us in the marketplace are trying to transition as John and Tom mentioned down in Florida into the InBev brand. This will be a critical part for us going forward.
August Busch IV, President/CEO — Anheuser-Busch
Let me start and then we will get comments from Brito. You have our absolute commitment to the panel and the panel process and the senior management involvement in that panel process. I hope to be a part of that along side of our partners — our new partners on the InBev side. That is very important and has been a very, very valuable tool, as you all know into the evolution of our partnership together. We will continue it as it is today and it continues to get better every time we meet, as you all know. We will continue in the short-term status quo as far as the nonequity wholesaler position, nothing has changed there since we last met at the convention. As far as transitioning brands that is a state-by-state situation as you all know depending on the franchise law. We have had a pretty good track record with the InBev portfolio so far. I cannot comment on the Labatt portfolio for antitrust reasons, but you have my absolute and Brito’s absolute commitment to the three-tier system and making sure that we win in the marketplace together.
Carlos Brito, CEO — InBev
If I could add — first thank you very much for welcome. I’m very proud to be of the A-B team now in the combined company. The one thing I like to take the opportunity to tell you is that the last four days I was very happy to be able to sit with August and his team across the table like we have done so many times because of our Canadian relationship, U.S. relationship, Korea relationship. I think the last six weeks as you put it it is not the kind of thing we like to do. To have all those media exposure. I think the only silver lining in this whole thing is both companies are able to keep the high ground and that enabled us three or four days ago and sit down as we’ve always done so many times and work something that could be good for all stakeholders. The other thing is to answer your question I have learned many times that you don’t change what is working. Again, the three-tier system, the equity agreement is working so well and gives us such an edge over the competition that I would not see why anybody would change that. August will be on our board which for us will be an important reference point whenever we talk, discuss, decide on things relating to Anheuser-Busch U.S., Budweiser, wholesalers. For the panel, in all countries where we operate there is a panel, maybe sometimes not as organized as this one here from what I’ve heard. As in many panel discussions here in the U.S. because of our U.S. imports before we joined with Anheuser-Busch, I think it is a great interaction, it’s very valuable time and you learn a lot from it. It is great to continue. Again, we will not change anything that is working.
Operator
Thank you. [Operator Instructions] Our next question is coming from Joseph Sanchez with Anheuser-Busch. Please proceed with your question.

Joseph Sanchez with Anheuser-Busch
Good morning gentlemen. My question has to do with the associations that we have with Hanson (ph) and the Kraft brand alliance. Where do see those relationships going in the future?
August Busch IV, President/CEO — Anheuser-Busch
Joe we want to continue that association and partnership. It is a very valuable profit stream for those that have it. We would like for more wholesalers to have the entire portfolio. I will ask Dave to comment a bit on that and our overall NA (ph) strategy as it fits today.
David Peacock, VP of Marketing — Anheuser-Busch
We obviously have a good relationship with Hanson. How they react to this is a little bit up to them. I know the management at the company’s pretty pragmatic. The proof is in the numbers. We have all talked about how you look at the performance of the Hanson portfolio in our system and thus far, it has performed better than the other distributors that carry that brand. Consistent with what Brito is saying why would they mess up something that is working. We will continue to work with them to try and move more of those brands into our houses. The NA side, to August’s point, put David English in charge of the NA business. We have a small group of people that will be running that including some salespeople. We have asked you to consider that business. We have brands in that business. We need to commit some resources. We are encouraged by what we’re seeing with our 180 brand growing 30% faster than the category. We want to keep the momentum going as we move down the road.
Operator
Our next question is coming from Peter Hymark (ph) with Hymark Distribution Company. Please proceed with your question.
Peter Hymark (ph) with Hymark Distribution Company
Good morning August, Brito, Dave, Evan. Just a follow up August on your comments about the Miller Coors integration confusion. We’re starting to hear from our folks that they’re trying to make a little hay. I think they have got some undeserved grins on their faces about what they might perceive as confusion with our sales force and your sales force. What can we do to reassure our retail customers that it is going to be business as usual?
August Busch IV, President/CEO — Anheuser-Busch
Peter that is an excellent question and that is really what we started today after the announcement of the transaction yesterday which is communication. We have to have an open line of communication between us and our customers whether it is chain accounts or others out in the marketplace and definitely with the consumer who is really the boss. So we need your feedback on the local market situations that you face that will work through our field system. If there is a grin on anybody’s face, it should be ours because now we have the combined resources to make some real difference in the marketplace and we are looking forward to that future together.
David Peacock, VP of Marketing — Anheuser-Busch
I would also add, in addition to what August said that we have been working hard communicating with all our key management and field sales and make no mistake about it they understand what they have to do. Nobody is distracted. We are moving forward. We are continuing with aggressive call frequency at our wholesaler communication meetings that are currently going on across the country and we’re also communicating with our key chain customers. We will be doing that, continuing that this week and into the future. We will continue to communicate that message and our team is very, very focused. We feel strongly and we have had great success over the last two months. As you’re well aware, we had the biggest two-week period in the company’s history over Fourth of July. We feel like we’ll continue that momentum moving forward and everybody will understand what it takes to win. We are not distracted, we’re moving forward.

Evan Athanas, VP Sales/Wholesale Operations — Anheuser-Busch
One more thing too. Miller and Coors and we talked about this in the meeting are emerging in the United States and they have a guy who calls on retailer X. Miller has one and Coors has one. They have to decide who will stick around. We don’t have that uncertainty. We have one sales force in the United States. There is not another InBev sales force that is being merged with ours in a significant way. The people you know in the market and the people that have the relationships with you and the retailers that have led the momentum we have now, those are the same people that will be selling these products and maintaining that momentum and again we aren’t going through what they’re going through. They are going through something much more difficult and something we have the opportunity to capitalize on.
Operator
Our next question is coming from Matt Function (ph) with Penn (ph) Distributors. Please proceed with your question.
Matt Function (ph) with Penn (ph) Distributors
Good afternoon August, Brito, Dave and Evan. How are you today? I am calling from Penn Distributors in Philadelphia and also as chairman of the Wholesaler Advisory Panel. My question is — first of all a comment. The Wholesale Advisory Panel, Brito I don’t know how much you know about it, but the panel has worked very well for the system on both sides over the years, both for the wholesaler family and for the Anheuser-Busch team. I guess my question is how do you foresee the role of the Wholesaler Advisory Panel as we move forward with this transition and process?
August Busch IV, President/CEO — Anheuser-Busch
I just have to reinforce again as Brito said we are not going to try and change anything that is not broken. Every time we met as a panel, we continue to evolve and get better. The panel has been in place since 1964. We will continue with that process, that communication process, the teams that are in place and they’re working on some very important issues for both of us in the marketplace. One relates back to the fuel costs that is out there and how we can be more efficient in our supply chain together over time. That is our perspective on it Matt and you have my word that we will continue with the panel process. I hope to be a part of it at a different level, but I will make sure that I remain with a keen eye on it and Brito has given me his word on the panel process over time because of its value to our evolution.
Carlos Brito, CEO — InBev
Yes, you have my word.
Operator
Our next question is coming from Kevin Bowler (ph) with Daytona Beverages. Please proceed with your question.
Kevin Bowler (ph) with Daytona Beverages
August and Carlos. Congratulations on a great deal forging an incredible partnership that will really expand us all in the future for years to come. The first question I would have for you is relative to other alcoholic beverages and this is more for Carlos, as you go to market place in various countries do you handle other alcoholic products such as liquor and/or wine and how do you see them integrating with beer? The number two question is what type of exciting products can you tell us that are not in the U.S. that we might benefit from this relationship from?
Carlos Brito, CEO — InBev
Good questions Kevin. First in terms of the other countries where we operate, no we don’t do anything other than beer with one exception. We are big Pepsi bottlers. We are the number two Pepsi bottler outside of the U.S.. The number one being Pepsi Bottling Company. They are spun off. We are active in the whole of the South America and Central America, from Guatemala all the way down. It is a different kind of environment because over there you can do beer and soft drinks together in the same trucks and warehouse. One-stop shop opportunity for a lot of customers. We are very connected to the Pepsi

Company. We’ve been with them for 20 years now. But no we are a beer companies and we think there is lot to be done in beer. I will give you one example Kevin. For example, I had a meeting with August maybe six months ago on our U.S. business distribution contract at which time he was kind enough to go through (inaudible). And over there we showed him what we call the perfect draft, which is a 6-liter keg in which you can have the draft experience at home. It is a self-cooling equipment that we have had in Europe for three years now that we’re now trying to bring over here to this country. So again, it is not a different brand, but it is a draft experience at home. Because we all know that the country is sometimes under pressure because of drink and drive and price and because of whatever reason and in home consumption is growing. That is what a lot of consumers from our research tells us. They would like to have the pub experience at home. Now perfect draft delivers that. That is one thing for example, we could work as a combined company just to give one example.
Operator
Thank you. Our next question comes from Fred Czart (ph) with Tippycanoe (ph) Beverages. Please proceed with your question.
Fred Czart (ph) with Tippycanoe (ph) Beverages
Good afternoon Carlos, August and Evan. I wanted to congratulate you for putting together this merger. We have been a wholesaler; Tippycanoe Beverages in Indiana has been an Anheuser-Busch wholesaler since 1954. I have heard or read some concerns about potential financial obstacles facing InBev. I have a concern about capital gains taxes if our shares are purchased. It would be better for us to exchange our Anheuser-Busch shares for InBev shares in a tax-free exchange — 1031 tax-free exchange. Will you make this option available to the shareholders?
Carlos Brito, CEO — InBev
No unfortunately not. We structured this deal because of certainty as an all cash transaction. Because we are not listed in the U.S., it would be very hard to offer our paper for paper or a share for share or a cash/share type transaction. Because of certainty, we wanted to have a clean deal where the shareholders would be able to look and evaluate the exact amount, exact value they were getting for their shares. When you do a share-by-share or cash/share transaction, there is always a lot of discussion about how to value the total package. We wanted to convey clarity and certainty. What we’re trying to do now is of course because a lot of Anheuser-Busch shareholders will receive by closing or all of them will receive the $70 per share. We are trying to sell our equity story of the new combined company so they reinvest their money in the new company. It will be, in our view, a great investment. We cannot promise anything, but that is our view. It is an all cash transaction.
August Busch IV, President/CEO — Anheuser-Busch
Thank you Fred.
Operator
Thank you [Operator Instructions]
August Busch IV, President/CEO — Anheuser-Busch
Ladies and gentlemen, that is the end of the queue for now, but I would like to close with a couple of comments. This is an exciting time for both of us. We have become a much stronger company, a global company with global resources and innovations like Brito just talked about that can be brought to the U.S. marketplace. To become financially stronger we can combine the talents, the best people talent between the two organizations and we can have an incredible future together and we believe 100% in the future of the three-tier system. We believe in Brito and his management team and we are looking forward to working together. We thank you for your business. We need your feet on the street the rest of the summer and the rest of the year. Thank you for your recent sales and share gains. We appreciate every case and every bottle. Thank you very much ladies and gentlemen.
Operator
Thank you. That concludes today’s teleconference. You may disconnect your lines at this time. Thank you all for your participation.